Exhibit 10.43

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is between Forgent Networks, Inc. d/b/a Asure Software (“Employer” or the “Company”) and Snehal Shah (“Executive”). Employer and Executive are collectively referred to herein as the “Parties.”  The Effective Date of this Agreement is October 5, 2007.

R E C I T A L S:

WHEREAS, Employer desires to employ Executive upon the closing of Employer’s acquisition of Executive’s current employer;

WHEREAS, Executive desires to be employed by Employer pursuant to all of the terms and conditions hereinafter set forth; and

WHEREAS, in connection with his employment under this Agreement, Executive will be granted access to Employer’s Confidential Information.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is AGREED as follows:

1.             Purpose. The purpose of this Agreement is to formalize the terms and conditions of Executive’s employment with Employer. The recitals contained herein represent both Parties’ intentions with respect to the terms and conditions covered and cannot be amended during the term of the Agreement except by written addendum to the Agreement signed by both Parties.

2.             Definitions. For the purposes of this Agreement, the following words shall have the following meanings:

(a)           “Affiliate” means any entity controlled by Employer either solely or jointly.

(b)           “Cause” shall mean:  (1) embezzlement or theft by Executive of any property of Employer; (2) any breach by Executive of any material provision of this Agreement; (3) any act by Executive constituting a felony or otherwise involving theft, fraud, dishonesty, or moral turpitude; (4) gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer, or director of Employer; or (5) Executive’s breach of his fiduciary obligations to Employer.

(c)           “Confidential Information” means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer; (2) not generally known outside Employer; and (3) which relates to any aspect of Employer or any of its Affiliates, or their business, research, or development. “Confidential Information” includes, but is not limited to, Employer’s or any of its Affiliates’ trade secrets, proprietary information, information related to current or developing patents or patent applications, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, customer contacts, suppliers, vendors, and information provided to Employer or any of its Affiliates by a third Party under restrictions against disclosure or use by Employer or others.

(d)           “Conflict of Interest” means any activity in which a personal interest of Executive could reasonably be expected to adversely affect Employer or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer, or other entity with which Employer does business.

(e)           “Copyright Works” are materials for which copyright protection may be obtained including, but not limited to:  literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

(f)            “Inventions” means inventions (whether patentable or not), discoveries, improvements, designs, and ideas or related technologies or methodologies (whether or not shown or described in writing or reduced to practice) including, and in addition to any such Confidential Information or Copyright Works.

3.             Duration. This Agreement shall continue for one (1) year from the Effective Date. If this Agreement is not terminated as hereinafter provided, at the conclusion of one (1) year, this Agreement shall continue on a month-to-month basis, subject to all terms and conditions contained herein.

4.             Duties and Responsibilities. Upon execution of this Agreement, Executive shall diligently render his services to Employer in accordance with Employer’s directives, and shall use his best efforts and good faith in accomplishing such directives. While Executive’s primary responsibility and focus will be to fulfill the duties of his position as Vice President and Co-General Manager, Executive agrees to perform such additional tasks and perform such duties as are assigned by Employer to Executive that are consistent with the business objectives of the Company and Executive’s skills and abilities. Executive shall report to the Company’s Chairman and CEO, Richard Snyder. Throughout his employment with the Company, Executive agrees to devote his full-time efforts, abilities, and attention (defined to mean not less than forty (40) hours/week) to the business of Employer, not to engage in any activities which could reasonably be expected to interfere with such efforts, and not to perform services for any other employer or become self-employed. Employer acknowledges and agrees that Executive’s management and supervision of family investments, including without limitation his continued management of Sarla InfoTech Limited (which is the landlord of premises used by Employer’s subsidiary in India) substantially as heretofore, or his provision of uncompensated advice and assistance to family businesses that do not constitute a Conflict of Interest, and which in the aggregate do not materially interfere with Executive’s full-time efforts, shall not be prohibited or a violation hereunder.

5.             Compensation and Benefits. In return for the services to be provided by Executive pursuant to this Agreement, Employer agrees to pay Executive as follows:

(a)           Base Salary. Executive shall receive a base monthly salary of $10,416.67 per month, less all legally required deductions and withholding, payable on the 1st of each month.

(b)           Target Bonus. Executive shall be eligible to receive a target bonus not to exceed a maximum of 50% of Executive’s annual base salary, or such lesser amount as may be earned and authorized by the Company, based upon Executive’s satisfaction of established financial and strategic objectives (“MBO’s”). The Company will review Executive’s MBO’s with Executive at the beginning of each quarter.

(c)           Medical. Disability and other Benefits. During Executive’s employment with Employer, Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various medical, disability, life insurance and other employee benefit plans made available by the Company, from time to time, for its executives. In addition, Executive shall be entitled to undergo an annual comprehensive physical examination at the Cooper Clinic in Dallas, Texas.

(d)           Incentive Programs. Executive may be eligible to participate in incentive programs implemented by Employer at Employer’s sole discretion.

(e)           Holiday Pay. Executive shall be entitled to take off work with pay on all major U.S. holidays (Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the Friday thereafter, Christmas Day, and New Year’s Day).

(f)            401(k) Plan. Executive may participate in the Company’s 401(k) savings plan in accordance with the eligibility requirements set forth in the Plan.

(g)           Personal Time Off. Executive will be provided with paid time off each year in accordance with Employer’s Paid Time Off (PTO) policy, to be used for vacation or other personal reasons, which may be taken with the approval of Mr. Richard Snyder. During the first year of employment with Employer, Executive shall receive a total of 18 days of PTO. Accrued vacation that is not taken by Executive during the calendar year shall not be carried over to the following year.

(h)           Tax Preparation Assistance. Executive shall be entitled to reimbursement by Company for annual tax preparation expenses not to exceed $2000.

(i)            Expenses. Executive shall be reimbursed for reasonable business-related expenses when timely submitted to Employer.

6.             Termination.

(a)           Employer may terminate Executive’s employment upon his death, or if he is unable to perform the essential functions of his position with reasonable accommodation for three (3) consecutive months, or for a total of six (6) months during the term of this Agreement.

(b)           Employer also may terminate Executive’s employment immediately for “Cause.”

(c)           Employer may also terminate this Agreement without Cause upon fourteen (14) days written notice to Executive.

(d)           Executive may terminate this Agreement upon thirty (30) days written notice to Employer. In the event Executive terminates his employment in this manner, he shall remain in Employer’s employ subject to all terms and conditions of this Agreement for the entire thirty (30) day period unless instructed otherwise by Employer. In the event Employer elects to release Executive at any time during the thirty (30) day notice period, Executive shall not be entitled to receive any compensation after such release date.

7.             Severance. Executive shall be entitled to the following compensation upon termination of his employment. The Parties agree that no other contractual damages shall be available.

(a)           Death, Disability, Expiration of Agreement. In the event Executive’s employment is terminated as a result of his death, disability, or expiration of this Agreement, Executive or his estate shall be entitled to one (1) month’s pay upon execution of a release of all claims.

(b)           Without Cause. In the event Executive’s employment with Employer is terminated Without Cause, Executive shall be entitled to the continuation of his base salary at the time of termination for the longer of one (1) month or the number of months remaining on the initial term of this Agreement, upon Executive’s execution of a release of all claims.

(c)           For Cause or Executive Resignation. In the event Executive is terminated for Cause, or if Executive resigns, Executive is not entitled to any additional compensation from Employer.

8.             Inventions, Confidential Information, Patents, and Copyright Works.

(a)           Notification of Company. Upon conception, all Inventions, Confidential Information, and Copyright Works shall become the property of Employer (or the United States Government where required by law) whether or not patent or copyright registration applications are filed for such subject matter. Executive will communicate to Employer promptly (no later than three (3) business days) and fully all Inventions, or suggestions (whether or not patentable), all Confidential Information or Copyright Works made, designed, created, or conceived by Executive (whether made, designed, created, or conceived solely by Executive or jointly with others) during his employment with Employer:  (a) which relate to the actual or anticipated business, research, activities, or development of Employer at the time of the conception; or (b) which result from or are suggested by any work which Executive has done or may do for or on behalf of Employer; or (c) which are developed, tested, improved, or investigated either in part or entirely on time for which Executive was paid by Employer, or using any resources of Employer.

(b)           Transfer of Rights. Executive hereby assigns and transfers to Employer Executive’s entire right, title, and interest in all Inventions, Confidential Information, Copyright Works and Patents prepared, made or conceived by or in behalf of Executive (solely or jointly with others):  (a) which relate in any way to the actual or anticipated business of Employer, or (b) which relate in any way to the actual or anticipated research or development of Employer, or (c) which are suggested by or result, directly or indirectly, from any task assigned to Executive or in which Executive otherwise engages in behalf of Employer. Executive also agrees to do all things necessary to secure Employer’s entire right, title, and interest in and to all such Inventions, Confidential Information, Copyright Works or Patents, whether requested by Employer or not, on such forms as Employer may provide, at any time during or after Executive’s employment. Executive will promptly and fully assist Employer during and subsequent to his employment in every lawful way, without personal expense to Executive, to obtain, protect, and enforce Employer’s patent, copyrights, trade secret or other proprietary rights for Inventions, Confidential Information, Copyright Works or Patents in any and all countries.

(c)           Notice of Rights Under State Statutes. No provision in this Agreement is intended to require assignment of any of Executive’s rights in an Invention for which no equipment, supplies, facilities, Confidential Information, Copyright Works, Inventions, Patents or information of Employer was used, and which was (1) developed entirely on Executive’s own time; (2) does not relate to the business of Employer or to the actual or demonstrably anticipated research or development of Employer; and (3) does not result from any work performed by Executive for Employer or assigned to Executive by Employer.

(d)           Rights in Copyrights. Unless otherwise agreed in writing by Employer, all Copyright Works prepared wholly or partially by Executive (alone or jointly with others) within the scope of his employment with Employer, shall be deemed a “work made for hire” under the copyright laws and shall be owned by Employer. Executive understands that any assignment or release of such works can only be made by Employer. Executive will do everything reasonably necessary to enable Employer or its nominee to protect its rights in such works. Executive agrees to execute all documents and to do all things necessary to vest in Employer Executive’s right and title to copyrights in such works. Executive shall not assist or work with any third Party that is not an employee of Employer to create or prepare any Copyright Works without the prior written consent of Employer.

(e)           Assistance in Preparation of Applications. Executive will promptly and fully assist, if requested by Employer, in the preparation and filing of Patents and Copyright Registrations in any and all countries selected by Employer and will assign to Employer Executive’s entire right, title, and interest in and to such Patents and Copyright Registrations, as well as all Inventions or Copyright Works to which such Patents and Copyright Registrations pertain, to enable any such properties to be prosecuted under the direction of Employer and to ensure that any Patent or Copyright Registration obtained will validly issue to Employer.

(f)            Execute Documents. Executive will promptly sign any and all lawful papers, take all lawful oaths, and do all lawful acts, including testifying, at the request of Employer, and at no personal expense to Executive, in connection with the procurement, grant, enforcement, maintenance, exploitation, or defense against assertion of any patent, trademark, copyright, trade secret or related rights, including applications for protection or registration thereof. Such lawful papers include, but are not limited to, any and all powers, assignments, affidavits, declarations and other papers deemed by Employer to be necessary or advisable.

(g)           Keep Records. Executive will keep and regularly maintain adequate and current written records of all Inventions, Confidential Information, and Copyright Works he participates in creating, conceiving, developing, and manufacturing. Such records shall be kept and maintained in the form of notes, sketches, drawings, reports, or other documents relating thereto, bearing at least the date of preparation and the signatures or name of each employee contributing to the subject matter reflected in the record. Such records shall be and shall remain the exclusive property of Employer and shall be available to Employer at all times.

(h)           Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Inventions, Confidential Information, or Copyright Works and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with Employer shall be the exclusive property of Employer, shall not be copied and/or removed from the premises of Employer, except in pursuit of the business of Employer, and shall be delivered to Employer, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by Employer. Employer shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of Employer upon termination of Executive’s employment and at any time during employment by Employer, to ensure compliance with the terms of this Agreement. However, Executive may at all times possess or retain copies of all documents and data pertaining to Executive’s employment, compensation, or contractual rights.

(i)            Other Contracts. Executive represents and warrants that he is not a Party to any existing contract relating to the granting or assignment to others of any interest in Inventions, Confidential Information, Copyright Works or Patents hereafter made by Executive except insofar as copies of such contracts, if any, are attached to this Agreement.

(j)            Prior Conceptions. At the end of this Paragraph, Executive has set forth what he represents and warrants to be a complete list of all Inventions, if any, patented or unpatented, or Copyright Works, including a brief description thereof (without revealing any confidential or proprietary information of any other Party) which Executive participated in the conception, creation, development, or making of prior to his employment with Employer and for which Executive claims full or partial ownership or other interest, or which are in the physical possession of a former employer and which are therefore excluded from the scope of this Agreement. If there are no such exclusions from this Agreement, Executive has so indicated by writing “None” below in his own handwriting.

Executive’s Prior Conceptions

9.             Non-Competition, Non-Solicitation, and Confidentiality. Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, he will be provided with access to Confidential Information, will be provided with specialized training on how to perform his duties; and will be provided contact with Employer’s customers and potential customers. In consideration of all of the foregoing, Employer and Executive agree as follows:

(a)           Non-Competition During Employment. Executive agrees that for the duration of this Agreement, he will not compete with Employer, or any of its Affiliates, by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which Employer, or any of its Affiliates, provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly (other than as the owner of less than one percent (1%) of the shares of any publicly-traded company), any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer, or any of its Affiliates.

(b)           Non-Competition After Employment. Executive agrees that for a period after termination of his employment with Employer for any reason, including expiration of this Agreement, continuing for the longer of three (3) years after the Effective Date or one (1) year after such termination (the “Restricted Period”), he will not compete with Employer, or any of its Affiliates, in any geographic market where Employer, or any of its Affiliates, is selling or providing goods or services, or has sold or provided goods or services during the preceding twelve (12) months, by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is directly competitive with the products or services which Employer, or any of its Affiliates, provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly (other than as the owner of less than one percent (1%) of the shares of any publicly-traded company), any individual or business which offers or performs services, or offers or provides products directly competitive with the services and products provided by Employer, or any of its Affiliates. Notwithstanding the foregoing, this Section 9(b) shall not preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which Executive is employed, or to which Executive provides services, is not competitive with Employer’s business (within the meaning of this Section 9(b)), and (ii) Executive does not provide services or information relating to the business of Employer, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is competitive with Employer’s business (within the meaning of this Section 9(b)).

(c)           Conflicts of Interest. Executive agrees that for the duration of this Agreement, he will not knowingly engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform a corporate officer of Employer as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Employer any other facts of which Executive becomes aware which might reasonably be considered to involve or give rise to a Conflict of Interest or potential Conflict of Interest. Employer acknowledges and agrees that Executive’s and Executive’s family’s continued ownership and management of Sarla InfoTech Limited, which is the landlord of premises used by Employer’s subsidiary in India, shall not constitute a prohibited Conflict of Interest or violation hereunder.

(d)           Non-Solicitation of Customers. Executive further agrees that for the duration of this Agreement, and for the Restricted Period, he will not solicit or accept any business from any customer or client or prospective customer or client of Employer, or any of its Affiliates, with whom Executive personally dealt or solicited in the last twelve (12) months Executive was employed by Employer.

(e)           Non-Solicitation of Employees. Executive agrees that for the duration of this Agreement, and for the Restricted Period, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Employer, or any of its Affiliates,  to work for Executive or for any other entity, firm, corporation, or individual.

(f)            Confidential Information. Executive further agrees that he will not, except as Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third Party any Confidential Information or proprietary information of Employer, or any of its Affiliates, or authorize anyone else to do these things at any time either during or subsequent to his employment with Employer. This section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement for any reason, including expiration of this Agreement. Executive’s obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of Employer, or any of its Affiliates, include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Employer, or any of its Affiliates.

(g)           Prior Disclosure. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(h)           Confidential Information of Prior Employers. Executive will not disclose or use during the period of his employment with Employer any proprietary or confidential information or copyright works, subject to a confidentiality agreement, which Executive may have acquired because of employment with an employer other than Employer.

(i)            Time Period Tolled. The time periods referenced in this Paragraph during which Executive is restrained from competing against Employer, or any of its Affiliates, shall not include any period of time during which Executive is in breach of those provisions of this Agreement. Said time periods referenced in this Paragraph will be tolled, such that Employer will receive the full benefit of the time period in the event Executive breaches those provisions of this Agreement.

(j)            Breach. Executive agrees that any breach of Paragraphs 9(a), (b), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Employer may have, Employer is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Employer’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

(k)           Independent Covenants. All covenants contained in Paragraph 9 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

10.           Right to Enter Agreement. Executive represents and covenants to Employer that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a Party or by which he is bound.

11.           Assignment. This Agreement may be assigned by Employer, but cannot be assigned by Executive.

12.           Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

13.           Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

If to Executive:	Snehal Shah
32 Mallard Cove
Barrington, RI 02806

with a copy to:	Nutter McClennen & Fish LLP
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210-2604
Attn: Kenneth Berman, Esq.

If to Employer:	Forgent Networks, Inc.
108 Wild Basin Road South
Austin, Texas 78746
Attn: Jay Peterson, CFO and
Vice President - Finance

with a copy to:	Winstead PC
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Attn: Mark G. Johnson, Esq.

14.           Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

15.           Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by Employer of any provision of this Agreement shall not excuse Executive’s compliance with the requirements of Paragraphs 8 or 9, to the extent they are otherwise enforceable.

16.           Arbitration. In the event any dispute arises out of Executive’s employment with Employer, or separation therefrom, which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association (“AAA”). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. The cost of the arbitration will be shared equally by Executive and Employer. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either Party may have against the other arising out of Executive’s employment with Employer, or separation therefrom; provided, however, that any claim Employer has for breach of the covenants contained in Paragraphs 8 and 9 of this Agreement shall not be subject to mandatory arbitration, and may be pursued in a court of law or equity.

17.           Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with Employer during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and Employer relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

18.           Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Employer.

19.           Understand Agreement. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he is free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

20.           Effective Date. It is understood by Executive that this Agreement shall become effective on the Effective Date referenced above, and that the terms of this Agreement shall remain in full force and effect both during the continuation of Executive’s employment and where applicable thereafter; specifically including, but not limited to the promises made by Executive in Paragraphs 8, 9, and 16, above.

21.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE		EMPLOYER

FORGENT NETWORKS, INC.
d/b/a Asure Software

/s/		By:	/s/
Snehal Shah			Richard Snyder, Chairman & CEO

Dated:	October 5, 2007	Dated: